                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Specialty Care Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                          SPECIALTY CARE NETWORK, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         It is my pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of Specialty Care Network, Inc., to be held at __________________, on November 18, 1999 at 9:00 a.m. ________ Standard Time.

The meeting will be held for the following purposes:

         1.       To elect five directors for the ensuing year.

         2. To vote upon a proposal to amend our Certificate of Incorporation to change our name to HealthGrades.com, Inc.

         3. To act upon such other matters as may properly come before the meeting.

         Holders of record of our common stock at the close of business on October 12, 1999 are entitled to receive this notice and to vote at the meeting or any adjournment.

         Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

                               Patrick M. Jaeckle
                               Executive Vice President -
                                 Corporate Development
                                 and Secretary

October __, 1999

                          SPECIALTY CARE NETWORK, INC.
                               44 UNION BOULEVARD
                                    SUITE 600
                            LAKEWOOD, COLORADO 80228


                                 PROXY STATEMENT

         This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Specialty Care Network, Inc. for the 1999 annual meeting of stockholders. We are first mailing copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed form of proxy on or about October __, 1999.

         At the annual meeting, holders of our common stock will vote upon the election of five directors to serve until the 2000 Annual Meeting of Stockholders and upon a proposal to amend our certificate of incorporation to change our name to HealthGrades.com, Inc.

         Our Board of Directors has fixed the close of business on October 12, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at the annual meeting or any adjournment of the annual meeting. Accordingly, you may vote at the annual meeting only if you are a holder or record of common stock at the close of business on the record date. As of the record date, there were ________ holders of record of our common stock and 12,432,297 shares of common stock were issued and outstanding

         If you complete and return your proxy card and we receive it at or prior to the annual meeting, your shares will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted for the persons identified in this proxy statement as nominees for election to the Board of Directors and for approval of the proposal to amend our certificate of incorporation to change our name to HealthGrades.com, Inc. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our secretary, executing a later-dated proxy or by voting by ballot at the meeting.

         The holders of a majority of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. The proposal to amend our certificate of incorporation to change our name to HealthGrades.com, Inc. requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against and a broker "non-vote" generally is not counted for purposes of approving these matters. However, in connection with the proposal to amend our certificate of incorporation, shares not voted will have the same effect as shares voted against the proposal.

         The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

OWNERSHIP OF OUR COMMON STOCK BY CERTAIN PERSONS

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 12, 1999 by (i) each person known to us to own beneficially more than five percent of our common stock (including such person's address), (ii) our executive officers listed under "Executive Compensation--Summary of Cash and Certain Other Compensation,"
(iii) each director and (iv) all directors and executive officers as a group.

                                                            NUMBER OF SHARES               PERCENT OF
              NAME OF BENEFICIAL OWNER                     BENEFICIALLY OWNED         OUTSTANDING SHARES(1)
              ------------------------                     ------------------         ---------------------
Kerry R. Hicks (2)                                             1,167,930                       8.9
Patrick M. Jaeckle (3)                                         1,296,636                       9.8
Peter H. Cheesbrough (4)                                          49,345                        *
Richard E. Fleming, Jr., M.D. (5)                                 55,393                        *
Leslie S. Matthews, M.D. (6)                                      68,450                        *
Mats Wahlstrom (7)                                                36,677                        *
D. Paul Davis (8)                                                368,996                       2.9
Timothy D. O'Hare (9)                                            388,007                       3.0
Michael E. West (10)                                              35,830                        *
All directors and executive officers as a                      3,794,721                      25.2
   Group (9 persons) (11)

-----------------
* Less than one percent.

(1) Applicable percentage of ownership is based on 12,432,297 shares of common stock outstanding on October 12, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of October 12, 1999 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

(2) Includes 10,000 shares of common stock in The David G. Hicks Irrevocable Children's Trust and 752,512 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership.

(3) Includes 752,512 shares underlying stock options. Does not include 100,000 shares of common stock held by The Patrick M. Jaeckle Family Irrevocable Children's Trust, for which shares Mr. Jaeckle disclaims beneficial ownership.

(4)      Includes 48,345 shares underlying stock options.

(5) Includes 20,382 shares of common stock held by the Fleming Charitable Remainder Unitrust, 5,095 shares of common stock held by the Fleming Family Foundation and 21,672 shares underlying stock options. Does not include 2,547 shares of common stock held by each of the Irrevocable Trust FBO M. Fleming and the Irrevocable Trust FBO A. Fleming, respectively, for which Dr. Fleming disclaims beneficial ownership.

(6)      Includes 53,903 shares underlying stock options.

(7)      Includes 36,677 shares underlying stock options.

(8)      Includes 311,997 shares underlying stock options.

(9)      Includes 388,007 shares underlying stock options.

(10) Mr. West was our Senior Vice President - Practice Operations until his resignation on March 26, 1999.

(11)     Includes 2,651,631 shares underlying stock options.


                              ELECTION OF DIRECTORS

       At the meeting, five directors will be elected to hold office until the Annual Meeting of Stockholders in 2000 or until their successors have been elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed below. All of the nominees are currently members of our Board of Directors.

       If, at the time of the meeting, one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

       Information concerning the nominees for election as directors is set forth below:

         KERRY R. HICKS, age 39, a founder of Specialty Care Network, has served as our President and Chief Executive Officer and as a director since our inception in December 1995. From 1985 to March 1996, Mr. Hicks served as Senior Vice President of LBA Health Care Management ("LBA"), a developer of health care and management information services. LBA provided management consulting services (including orthopaedic projects) to medical centers to support the purchasing, planning, marketing and delivery of health care. Mr. Hicks was principally responsible for developing LBA's orthopaedic product line and its information systems. LBA's orthopaedic product line established quality and cost benchmarks and developed clinical protocols and patient care algorithms intended to enhance both the quality and effectiveness of the delivery of orthopaedic care.

         PATRICK M. JAECKLE, age 41, a founder of Specialty Care Network, has served as Executive Vice President - Corporate Development since July 1998 and Executive Vice President - Finance/Development and Chief Financial Officer from December 1995 to July 1998, and as a director since our inception in December 1995. From February 1994 to March 1996, Dr. Jaeckle served as director of health care corporate finance at Morgan Keegan & Company, Inc., a regional investment banking firm. Prior to February 1994, Dr. Jaeckle was a member of the health care investment banking groups at Credit Suisse First Boston Corporation (from June 1992 to February 1994) and Smith Barney, Inc. (from May 1991 to June 1992). Dr. Jaeckle holds an M.B.A. degree from Columbia Business School, a D.D.S. degree from Baylor College of Dentistry and a B.A. degree from The University of Texas at Austin.

         PETER H. CHEESBROUGH, age 47, has served as a director of Specialty Care Network since December 1996. Since August 1999, Mr. Cheesbrough has been Senior Vice President Finance and Chief Financial Officer of XCare.net, a company providing internet-based business to business connectivity, information exchange and electronic commerce applications solutions for healthcare. From June 1993 to August 1999, Mr. Cheesbrough was the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. From April 1988 to June 1993, he was Echo Bay Mines' Vice President and Controller. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and also a chartered accountant in Canada.

         LESLIE S. MATTHEWS, M.D., age 48, has served as a director of Specialty Care Network since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, and since 1990, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital. From July 1982 to October 1994, Dr. Matthews was also engaged in private practice. Dr. Matthews received a B.A. degree from Johns Hopkins University and an M.D. degree from the Baylor College of Medicine.

         MATS WAHLSTROM, age 44, has served as a director of Specialty Care Network since March 1997. Mr. Wahlstrom has served in various capacities for Gambro AB and its affiliated companies, which are engaged in the manufacture of equipment for hemodialysis, cardiovascular surgery and blood component analysis and in the provision of health care services. He has been President of Gambro Healthcare, Inc. since 1993, Executive Vice President of Gambro AB since 1990 and President of COBE Laboratories, Inc., a subsidiary of Gambro AB engaged in the development and manufacture of hemodialysis products and the operation of dialysis centers, since 1991.

         Kerry R. Hicks and Kevin Hicks, our Executive Vice President - Provider Business, and David G. Hicks, our Senior Vice President - Information Technology, are brothers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors seven meetings during 1998. The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee.

       The Audit Committee is authorized to consider the adequacy of internal controls and the objectivity of financial reporting, to review with the independent auditors the scope of their activities and findings, and to review with the appropriate officers our internal controls. The Audit Committee also recommends the firm of independent auditors for appointment by us. Messrs. Cheesbrough and Wahlstrom are the current members of the Audit Committee. The Audit Committee held one meeting during 1998.

       The Compensation Committee is authorized to determine the terms and conditions of the employment of our executive officers and to administer our 1996 Equity Compensation Plan. Messrs. Cheesbrough and Wahlstrom are the current members of the Compensation Committee. The Compensation Committee held three meetings during 1998.

       The Nominating Committee is authorized to consider and recommend to the Board of Directors nominees for election as directors, and evaluate current directors and their contribution to our strategic direction and management. Messrs. Cheesbrough and Wahlstrom are the current members of the Nominating Committee. The Committee did not meet formally prior to 1999. The Committee will consider qualified candidates for election as directors suggested by stockholders that are submitted in writing to our Secretary in accordance with procedures set forth in the By-Laws.

COMPENSATION OF DIRECTORS

         At the March 20, 1998 Board of Directors meeting, Leslie S. Matthews, M.D. was designated as our physician liaison to assist in communications with affiliated practices and physicians. To compensate Dr. Matthews for the time and effort involved with this function, the Board of Directors agreed to eliminate Dr. Matthews' guaranteed base service fee obligation to us. The elimination of the guaranteed base service fee obligation reduced the service fees paid to us by Dr. Matthews in 1998 by $106,485. Additionally, Dr. Matthews was granted an option to purchase 45,000 shares of common stock at an exercise price of $12.375 per share (the closing price per share of our common stock on the date of grant). The option expires on March 19, 2008. The option vests in substantially equal increments on each of the first three anniversaries of the date of grant.

         On June 12, 1998, we granted options to purchase 5,000 shares to each of Drs. Fleming and Matthews, options to purchase 10,000 shares to Mr. Wahlstrom and options to purchase 15,000 shares to Mr. Cheesbrough, in each case at an exercise price of $6.75 per share (the closing price of our common stock on the date of grant.) The options, which expire on June 11, 2008, vest in substantially equal increments on the first three anniversaries of the date of grant.

         On May 5, 1999, we granted options to our non-employee directors to purchase the following numbers of shares: Mr. Cheesbrough, 23,345 shares; Dr. Fleming, 10,005 shares; Dr. Matthews, 27,236 shares; and Mr. Wahlstrom, 20,010 shares. The options all have an exercise price of $.5313 per share (the closing price per share of our Common Stock at the date of grant) and terminate on May 4, 2009. The options will be fully vested on November 5, 1999.

                      REPORT OF THE COMPENSATION COMMITTEE

       The Compensation Committee is composed of two members of the Board of Directors who are not current or former employees of the Company. The Committee is authorized to determine the terms and conditions of the employment of the Company's executive officers, including compensation, and to administer the Company's 1996 Equity Compensation Plan. In its administration of the Equity Compensation Plan, the Committee has the power to grant and determine the terms and conditions of stock options, other than with respect to stock options granted to non-employee directors. In carrying out its duties during 1998, the Committee utilized the assistance of a compensation consulting firm, which provided to the Committee statistical information concerning the compensation paid by other companies then engaged in the physician practice management industry, as well as similar companies in the healthcare industry.

COMPENSATION PHILOSOPHY

       The Committee's philosophy is that compensation should provide a competitive earnings opportunity that motivates and retains talented executives. Moreover, the Committee believes that the interests of executive officers should be closely linked with those of the stockholders. Accordingly, the Committee seeks to provide the executive officers with incentives that will tie long-term rewards for the executive officers to increases in stockholder value.

       The Company's executive compensation generally consists of three components: (1) base salary; (2) annual incentives in the form of cash bonuses to executives; and (3) long-term incentives through the provision of stock options under the Equity Compensation Plan. The basis for determining executive compensation for the executive officers generally, and specifically for Kerry R. Hicks, the Company's President and Chief Executive Officer, is described below.

BASE SALARY

       The base salary of our executives generally is governed by the terms of employment agreements between each of the executives and us. All of the employment agreements were entered into prior to 1998. With one exception, base salaries were paid in 1998 in accordance with the terms of the employment agreements. A salary increase for one executive above the level set forth in his employment agreement was approved in connection with an increase in the executive's responsibilities. Mr. Hicks' salary was established in the same manner as the other executives, and in 1998 his base salary was paid in accordance with the terms of his employment agreement.

ANNUAL INCENTIVES

       Under the employment agreements between the Company and its executives, the Company provides an incentive bonus opportunity based upon a percentage of base salary. The maximum percentage is either 75 percent of base salary or 100 percent, with the greater percentage applicable to higher ranking executives. In the case of Mr. Hicks, the maximum incentive opportunity percentage is 100 percent of base salary. In 1998, the Committee determined that the achievement of a specified earnings per share level would be the appropriate financial benchmark for determining the award of incentive bonuses. Because the specified levels were not met, no bonuses were paid in 1998.

LONG-TERM INCENTIVES

       The Committee believes that equity compensation, in the form of stock options, should be a significant component of each executive officer's compensation. Stock options are designed to provide incentives for the enhancement of stockholder value, since the full benefit of stock option grants is not realized unless there has been appreciation in share values over several years. Options were granted in 1998 under the Equity Compensation Plan at fair market value on the date of grant.

         In determining the level of stock option grants for 1998, the Committee considered the analysis of the compensation consulting firm in May 1998. The analysis concluded that we had one of the more conservative compensation practices in the physician practice management field despite the fact that our stock appreciation during 1997 was generally greater than that of comparative companies. As a result of this analysis, as well as other comparisons of compensation of our executives with executives of other companies in the physician practice management field, we determined to issue two separate option grants. The first set of grants, which was made in May 1998, provided for the grant of stock options to executives with an aggregate exercise price based on a multiple of from five to ten times the base salary of the Company's executive officers. In the case of Mr. Hicks, options were granted based on an aggregate exercise price equal to ten times base salary. The actual amounts of options granted were slightly less than would be called for by these multiples in order to avoid exceeding the number of options then available under the Company's 1996 Equity Compensation Plan. The second set of grants was made to the executive officers in June 1998. These grants were designed to provide an aggregate exercise price equal to a multiple of five to ten times base salary, assuming an exercise price of $9.00 per share. Since the actual grant price was $6.75, the number of shares underlying the options was significantly less than the amount that would have equaled an aggregate exercise price of five to ten times base salary. Moreover, option grants to Mr. Hicks and one other executive officer were further reduced to comply with provisions of the 1996 Equity Compensation Plan, which limit the number of shares underlying options that could be granted to an executive during any calendar year to 500,000. To ensure that the second set of options could not be exercised before meaningful appreciation in stockholder value was achieved, the terms relating to the second set of options provided that they could not vest until the date on which the average closing share price for the prior 30 trading days is equal to or greater than 150% of the price on the date of grant.

         The grants of stock options described was not subject to any other specific criteria. However, at the time of the grants, the Committee considered the success of management at that time in connection with the continued growth of operations and integration of information systems. The Committee recognized Mr. Hicks' instrumental role in these accomplishments. Due to the subsequent decline in the Company stock price, none of the options granted in June 1998 have vested.

         Certain provisions of the Internal Revenue Code provide that publicly held corporations may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1 million for the executive officer. It is not expected that these provisions will adversely affect the Company based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain below the $1 million limitation for the foreseeable future. In addition, the Equity Compensation Plan is designed to preserve the deductibility of income realized upon the exercise of stock options under the plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.

PETER H. CHEESBROUGH
MATS WAHLSTROM

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

       The following table sets forth certain information concerning the compensation we paid to our Chief Executive Officer and the four other most highly paid executive officers during 1998, 1997, and 1996. We refer to these persons in this proxy statement as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                             ------------
                                                                                                AWARDS
                                                                                                ------
                                                                ANNUAL COMPENSATION           SECURITIES
                                                                ---------------------         UNDERLYING         ALL OTHER
             NAME AND PRINCIPAL POSITION               YEAR     SALARY          BONUS          OPTIONS        COMPENSATION(1)
             ---------------------------               ----     ------          -----         -----------     ---------------
Kerry R. Hicks..................................       1998     $248,923       $      -         500,000            $ 4,197
  President and Chief Executive Officer                1997     $214,260       $      -         172,622            $ 8,226
                                                       1996     $138,876       $140,625          75,000                  -

Patrick M. Jaeckle..............................       1998     $250,400       $      -         500,000                  -
  Executive Vice President - Finance/Development       1997     $214,259       $      -         172,622            $ 6,572
                                                       1996     $147,210       $140,625          75,000                  -

D. Paul Davis...................................       1998     $166,442       $      -         305,310            $ 6,402
  Senior Vice President of Finance                     1997     $135,519       $      -          60,217            $ 8,236
                                                       1996     $ 89,338       $ 67,500          30,000                  -

Michael E. West (2).............................       1998     $160,644       $      -         305,310            $ 4,057
  Senior Vice President - Practice Operations          1997     $ 32,473       $      -         131,604            $ 1,961

Timothy D. O'Hare...............................       1998     $143,402       $      -         183,659            $ 5,736
  Vice President - Payor Operations                    1997     $124,717       $      -          50,181            $ 4,552
                                                       1996     $ 39,613       $ 31,290         150,000                  -

---------------

(1) Includes amounts that we contributed for the account of the executive officers, under our Retirement Savings Plan. The 1997 amount also includes, for each executive officer, other than Mr. West, $692 distributed upon termination of medical savings accounts that we initially established for all employees.

(2) Mr. West resigned on March 26, 1999. All of Mr. West's options were canceled.

STOCK OPTIONS

         The following table sets forth information regarding stock options granted during 1998 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                      NUMBER OF       PERCENT OF
                                     SECURITIES      TOTAL OPTIONS
                                     UNDERLYING       GRANTED TO        EXERCISE
                                       OPTIONS       EMPLOYEES IN        PRICE         EXPIRATION       GRANT DATE
NAME                                 GRANTED(1)       FISCAL YEAR     PER SHARE(2)        DATE        PRESENT VALUE(3)
----                                 ----------      ------------     ------------     ----------     ----------------
Kerry R. Hicks...............          100,000           2.8%            $12.88         3/18/2008        $ 407,001
                                       252,291           7.2%            $ 9.88         5/28/2008        $ 787,565
                                       147,709           4.2%            $ 6.75         6/11/2008        $ 315,180

Patrick M. Jaeckle...........          100,000           2.8%            $12.88         3/18/2008        $ 407,001
                                       252,291           7.2%            $ 9.88         5/28/2008        $ 787,565
                                       147,709           4.2%            $ 6.75         6/11/2008        $ 315,180


D. Paul Davis................           31,000           0.9%            $12.88         3/18/2008        $ 126,170
                                       130,560           3.7%            $ 9.88         5/28/2008        $ 407,563
                                       143,750           4.1%            $ 6.75         6/11/2008        $ 306,732


Michael E. West (4)..........           31,000           0.9%            $12.88         3/18/2008        $ 126,170
                                       130,560           3.7%            $ 9.88         5/28/2008        $ 407,563
                                       143,750           4.1%            $ 6.75         6/11/2008        $ 306,732


Timothy D. O'Hare............           31,000           0.9%            $12.88         3/18/2008        $ 126,170
                                        72,659           2.1%            $ 9.88         5/28/2008        $ 226,816
                                        80,000           2.3%            $ 6.75         6/11/2008        $ 170,703

---------------

(1) Except for the options expiring on June 11, 2008, the options vest in one-third increments on each of the first through third anniversaries of the date of grant. The options expiring on June 11, 2008 will vest on the first date that the average closing price of our common stock is at least $10.125 for the immediately preceding 30 trading days.

(2) The options were granted at a price per share equal to the closing price per share on the Nasdaq National Market on the date of grant.

(3) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 0.36; an expected term to exercise of 3 years; risk-free interest rate over the life of the option of 6.0%; and an expected dividend yield of zero. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(4)      All of Mr. West's option subsequently were canceled.

         On April 29, 1999, we granted options to a number of our employees, including our executive officers. The options each have an exercise price of $0.5625, which was the closing price per share of our common stock on the date of grant. The options will fully vest on October 29, 1999 and terminate ten years from the date of grant. Options were granted to the named executive officers to purchase the following number of shares: Kerry R. Hicks, 475,000 shares; Patrick M. Jaeckle, 475,000 shares; D. Paul Davis, 200,000 shares; Timothy D. O'Hare, 200,000 shares.

         The following table sets forth certain information regarding stock options held as of December 31, 1998 by the named executive officers. The named executive officers did not exercise any stock options in 1998.

                          FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                  OPTIONS AT                         OPTIONS AT
                                              FISCAL YEAR-END(#)                FISCAL YEAR-END($)(1)
                                        ------------------------------     ------------------------------
NAME                                    EXERCISEABLE    UNEXERCISEABLE     EXERCISEABLE    UNEXERCISEABLE
----                                    ------------    --------------     ------------    --------------
Kerry R. Hicks..................           87,541          660,081               0                0

Patrick M. Jaeckle..............           87,541          660,081               0                0

D. Paul Davis...................           32,072          363,455               0                0

Michael E. West (2).............           43,868          393,046               0                0

Timothy D. O'Hare...............          106,728          277,112               0                0

--------------

(1) Based on $1.25, the closing price of our common stock as reported on the Nasdaq National Market on December 31, 1998.

(2)      All of Mr. West's option subsequently were canceled.

EMPLOYMENT AGREEMENTS

         We have employment agreements with each of Mr. Hicks and Dr. Jaeckle dated as of April 1, 1996. Each agreement has an initial term of five years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $187,500 for 1996, $215,000 for 1997 and $250,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 100% of his base salary based on performance targets established by the Board of Directors.

         We have employment agreements with Mr. Davis and Mr. O'Hare, dated as of February 22, 1996 and August 12, 1996, respectively. Each agreement has an initial term of five years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $108,000 for 1996, $125,000 for 1997 and $144,000 for 1998, with cost of living increases for the years following the third year. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 75% of his base salary based on performance targets established by the Board of Directors. In connection with Mr. Davis' appointment as Senior Vice President in 1997, his base salary was increased to $150,000 per annum on April 1, 1997 and $172,500 per annum effective on April 1, 1998.

         Under all of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of Specialty Care Network, we will pay such officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay such officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon such termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains non-competition covenants relating to the physician practice management business and confidentiality covenants.

                              CERTAIN TRANSACTIONS

         During 1998, we had service agreements with certain medical practices (the "Director Affiliated Practices") and their respective physician owners, including our physician directors. Under the service agreements, we, among other things, provided facilities and management, administrative and development services, and employed most non-medical personnel of the Director Affiliated Practices in return for management service fees. Such fees were payable monthly and consisted of the following: (i) service fees based on a percentage ranging from 20% to 33% of the Adjusted Pre-Tax Income of the Director Affiliated Practices (defined generally as revenue of the Director Affiliated Practices related to professional services less amounts equal to certain clinic expenses of the Director Affiliated Practices, not including physician owner compensation or most benefits to physician owners ("Clinic Expenses," as defined more fully in the service agreements)) and (ii) amounts equal to Clinic Expenses. However, under the service agreements, for the first three years following affiliation (which included 1998), our service fees were to be equal to the greater of the amount payable as described under clauses (i) and (ii) above or a specified fixed dollar amount plus Clinic Expenses. In addition, with respect to our management of ancillary facilities and services for certain of the Director Affiliated Practices, we received fees based on net revenue related to such facilities and services.

         In December 1998, we entered into transactions (collectively, the "Modification Transactions") with four of our affiliated practices, including Greater Chesapeake Orthopaedic Associates, LLC ("GCOA"). Dr. Leslie S. Matthews, one of our directors, is a physician owner of GCOA. Under the terms of the Modification Transaction with GCOA, we sold to GCOA accounts receivable and other assets relating to the practice and revised the original service agreement through entry into a new management services agreement. Under the new management services agreement with GCOA, which, as described below, was terminated in September 1999, we provided substantially reduced services to the practice, and the practice paid significantly reduced service fees. In addition, the term of the new management services agreement was shortened to November 2001. We received $2,747,000 and 1,176,692 shares of our common stock in return for the repurchase by GCOA of its practice assets and for the execution of the new management services agreement. In addition, GCOA prepaid its service fee obligation with a lump sum payment of $1,185,271.

         Effective June 15, 1999, we restructured our relationship with ten affiliated practices, including Princeton Orthopaedic Associates, II, P.A. ("POA") (collectively, the "Restructuring Transaction"). The Restructuring Transaction provided for the repurchase by each of the participating affiliated practices of accounts receivable and other assets relating to the practice and revision of the original service agreement with the practice through entry into a new management service agreement. In return, we received cash and, in most cases, our common stock. Under the new management services agreement, the management services provided by us to the practice and the term of the agreement were substantially reduced. In addition, service fees paid to us by the practices were also reduced. Under the new management services agreement with POA, which terminates in June 2000, we provide substantially reduced services to the practice, and the practice pays significantly reduced service fees. We received $3,126,000 and 533,131 shares of our common stock from POA in return for the repurchase by POA of its practice assets and for the entry into the new management services agreement. In addition, POA prepaid its service fee obligation with a lump sum payment of $972,155.

         During 1998, we funded, through a wholly-owned subsidiary, Ambulatory Services, Inc. ("ASI"), the purchase of a lease for, and improvements to, a surgery center in Lutherville, Maryland. The surgery center was the only asset of a limited liability company (the "LLC") which was owned by ASI. We also entered into a service agreement with GCOA and its physician owners with respect to our management of the surgery center. In March 1999, a promissory note was executed in the amount of $2,120,619 between ASI and the LLC with respect to advances made by ASI to cover development of the surgery center. This promissory note bore interest at 8% and was payable in sixty monthly installments beginning July 1, 1999. GCOA acquired a 68% interest in the LLC in March 1999, for $360,505. In September 1999, we sold our remaining interest in the LLC to GCOA for $169,650. In addition, we received $2,212,445, in full payment of the obligation, including accrued interest, of the LLC to us and $502,633 in full payment of working capital advances made by ASI to the LLC.

         In September 1999, we agreed to terminate the management services agreement with GCOA. In connection with this termination, we are entitled to retain any and all fees previously paid to us prior to the effective date of the termination, which was September 30, 1999. Additionally, we entered into agreements to lease certain fixed assets to GCOA, commencing on October 1, 1999 and terminating at various dates through August 31, 2003. Under the terms of the leases, GCOA will pay to us a fixed fee of approximately $5,849 per month and an additional fee equal to 7.5% of Ancillary Services Revenue, as defined more fully in the lease agreements.

         Other transactions between SCN and the Director Affiliated Practices are summarized below:

         GCOA paid service fees of approximately $5,900,000 (including approximately $4,400,000 in respect of reimbursed Clinic Expenses) to us in 1998. Prior to the Modification Transaction with GCOA, we leased the facilities utilized by GCOA from an entity of which Dr. Matthews is a part owner. We paid approximately $500,000 under the lease in 1998, which was included in reimbursed Clinic Expenses.

         POA, one of whose physician owners is Dr. Richard E. Fleming, Jr., one of our directors, paid service fees of approximately $7,700,000 (including approximately $6,200,000 in respect of reimbursed Clinic Expenses) to us in 1998. Prior to the Restructuring Transaction, we leased the facilities utilized by POA from an entity of which Dr. Fleming is a partial owner. We paid approximately $500,000 under the lease in 1998, which was included in reimbursed Clinic Expenses.

         Reconstructive Orthopaedic Associates II, P.C. ("ROA"), whose owners include Dr. Richard H. Rothman, Chairman of the our Board of Directors until December 14, 1998, paid service fees of approximately $7,000,000 (including approximately $5,000,000 in respect of reimbursed Clinic Expenses) to us in 1998.

         3B Orthopaedics, Inc. ("3B Orthopaedics"), whose owners include Dr. Robert Booth, one of our directors until October 12, 1998, paid service fees of approximately $1,000,000 for the ten months ended October 31, 1998. Total service fees incurred by 3B Orthopaedics for the ten months ended October 31, 1998 were approximately $1,500,000. We are currently involved in litigation with 3B Orthopaedics regarding its obligations under the service agreement.

         TOC Specialists, P.L. ("TOC"), whose owners include Dr. Thomas C. Haney, one or our directors until June 5, 1998, paid service fees of approximately $3,500,000 (including approximately $2,900,000 in respect of reimbursed Clinic Expenses) to us for the six months ended June 30, 1998. We leased the facilities utilized by TOC from an entity of which Dr. Haney is a partial owner. We paid approximately $400,000 under the lease for the six months ended June 30, 1998, which was included in reimbursed Clinic Expenses.

         Vero Orthopaedics II, P.A. ("VO"), whose owners include Dr. James L. Cain, one of our directors until August 31, 1998, paid service fees of approximately $1,500,000 (including approximately $1,000,000 in respect of reimbursed Clinic Expenses) to us for the eight months ended August 31, 1998. We leased certain of the facilities utilized by VO from an entity of which Dr. Cain is a partial owner. We paid approximately $100,000 under the lease for the eight months ended August 31, 1998, which was included in reimbursed Clinic Expenses.

         In 1997, we purchased 50% of the outstanding membership interests in West Central Ohio Group, Ltd. ("WCOG"), an Ohio limited liability company that was formed to construct an ambulatory surgery center in Lima, Ohio, from the physician owners of a practice affiliated with us (the "Ohio Physician Owners"). In addition, we agreed to pay an amount equal to 25% of WCOG's first $6,000,000 of net income as contingent consideration (the "Contingent Consideration"). Our obligation to pay the Contingent Consideration was to terminate on September 2002. In March 1998, after the ambulatory surgery center received a permit to begin operations, we sold our one-half of our interest in WCOG to the Ohio Physician Owners for consideration of approximately $875,000 and the remaining one-half of our interest to Specialty

Solutions, Inc. for consideration of $1,075,000. In connection with the sale, the Ohio Physician Owners also forgave our obligation to pay the Contingent Consideration. Kevin J. Hicks, who subsequently became one of our executive officers, is an officer and 50% stockholder of Specialty Solutions, Inc.

         In August 1998, we acquired Provider Partnerships, Inc. ("PPI") in exchange for 420,000 shares of our common stock. PPI was a recently formed company that provided consulting services to hospitals. In addition, PPI had begun development of an Internet web site designed to rate hospitals on quality of care indicators. Kevin J. Hicks, one of the principals of PPI, was elected to serve as our Executive Vice President-Provider Businesses of SCN, following this transaction.

         During the latter part of 1998, the former stockholders of PPI raised certain issues relating to the transaction in which we acquired PPI. In June 1999, we entered into agreements with the former PPI stockholders to resolve this matter. Under the agreements:

         o We formed a new company, HealthGrades.com, Inc. ("HGI"), that owns the HealthGrades.com web site and other related aspects of our internet business. With respect to HGI, we entered into a stockholders agreement that provides, among other things, for the following:

              o Venture5 LLC, whose members consist of the former PPI stockholders and Peter A. Fatianow, an employee of Specialty Care Network who developed a new product to be included in HealthGrades.com web site, own a minority interest in the new company. We own a majority interest.

              o Venture5's ownership position will not be diluted below 25 percent unless certain events occur, including the reduction of our stock ownership interest below 50.1 percent after completion of an initial round of financing or below 55 percent following a subsequent round of financing.

              o Until its ownership interest in HGI is reduced below five percent, Venture5 is entitled to representation on HGI's Board of Directors generally proportionate to the amount of stock that it owns. Certain corporate matters will require a supermajority vote of the board of directors.

              o We will facilitate financing to fund the operations of HGI. If we are unable to facilitate a financing of at least $4 million by December 31, 1999, we will transfer sufficient shares of HGI stock that we own so that the former PPI stockholders will become the majority stockholders of the new company.

              o Venture5 has specified preemptive rights, tag-along rights and registration rights with respect to its HGI shares.

         o We sold most of the assets of PPI to the former PPI stockholders for notes receivable totaling $172,000. The notes receivable are payable on June 22, 2002 including all accrued and unpaid interest. The notes bear interest at the greater of 4.8% per annum or the "Applicable Federal Rate" as defined in Section 1274(d) of the Internal Revenue Code of 1986. We will fund up to a maximum of $344,000 of expenses of the PPI business from July 1, 1999 through December 31, 1999.

         o The PPI stockholders waived their options to purchase 760,000 shares of our common stock that they previously held.

         o We and the former PPI shareholders mutually released each other from claims relating to our acquisition of PPI.

         In September 1999, we entered into an agreement with Venture5 under which we have agreed to purchase a number of shares of HGI that will increase our ownership interest in HGI to 90%. The agreement requires that we pay Venture5 $4,000,000 by November 1, 1999. If we are unable to make the payment by that date, we will pay Venture5 $60,000 and the stockholders agreement will remain in effect. Upon completion of its purchase, the stockholders agreement relating to HGI will terminate.

                      PROPOSAL TO AMEND OUR CERTIFICATE OF
           INCORPORATION TO CHANGE OUR NAME TO HEALTHGRADES.COM, INC.

Our Board has adopted, and is recommending to our stockholders for their approval at the meeting, a resolution to amend Article One of our Amended and Restated Certificate of Incorporation to read as follows:

1.       Corporate Name. The name of the Corporation is HealthGrades.com, Inc.

         We believe that this name change more accurately references our principal business. Our current name, Specialty Care Network, Inc., reflects our prior emphasis on physician practice management. As a result of a number of actions over the past year, including the restructuring transaction that was approved by our stockholders in June 1999, the scale of our physician practice management business has been reduced substantially. While we will continue to provide services under existing management services agreements, we have no intention of entering into any additional management services agreements, and have terminated and may continue to terminate our arrangements with some of the practices with whom we maintained a business relationship.

         On the other hand, over the past several months, the significant majority of management time and effort has been devoted to development of our internet business. We feel the name HealthGrades.com, Inc. better reflects the main focus of our business, namely the provision of ratings and information with respect to healthcare providers and health plans. We believe it is appropriate to name the company HealthGrades.com, Inc. because HealthGrades.com is our flagship internet site and is the name by which we want the public and potential advertisers and marketing partners to identify us.

         If the proposed name change is adopted, we intend to use the tradename HealthGrades.com in our communications with stockholders and the investment community. We will also continue to use the name HealthGrades.com in our principal internet site.

         If the amendment is adopted, you will not be required to exchange your outstanding stock certificates for new certificates.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO ADOPT THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

                                PERFORMANCE GRAPH

         The graph below compares the percentage change in total stockholder return for us with the CRSP Index for the Nasdaq Stock Market (US companies) ("Nasdaq Stock Market (US)") and the CRSP index for Nasdaq Health Services Stocks ("Nasdaq Health Services Index").

         This graph assumes the investment of $100 in Company Common Stock, the Nasdaq Stock Market (US) and the Nasdaq Health Services Index on February 7, 1997, when our Common Stock was first traded on the Nasdaq National Market, and covers the period from February 7, 1997 through December 31, 1998. Dividend reinvestment has been assumed.

                               [PERFORMANCE GRAPH]



                                                   FEBRUARY 7, 1997      DECEMBER 31, 1997      DECEMBER 31, 1998
                                                   ----------------      -----------------      -----------------
Specialty Care Network, Inc.                             $100.00                $168.99               $ 15.50
Nasdaq Stock Market (US)                                 $100.00                $116.48               $163.74
Nasdaq Health Services Index                             $100.00                $101.89               $ 87.37

                   INFORMATION CONCERNING INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent auditors for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our Common Stock to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. We believe that all filings required to be made during 1998 were made on a timely basis, except that Mr. Kerry Hicks, Dr. Matthews and Dr. Richard H. Rothman, a former director, each reported one transaction after the applicable due date.

                            ADVANCE NOTICE PROCEDURES

         Our By-Laws provide that any stockholder wishing to make a nomination for director or propose business to be considered by the stockholders at the meeting must give us notice within ten days following the date of the attached Notice of Annual Meeting, and that the notice must meet certain requirements set forth in the by-laws.

         We currently anticipate that our 2000 Annual Meeting of Stockholders will be held on or about June 15, 2000. In accordance with our by laws, such notice relating to the 2000 Annual Meeting of Stockholders must be given no more than 90 nor less than 60 days prior to the date of such meeting. We will publicly announce the actual date of the meeting to enable stockholders to provide sufficient notice under the by-laws. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Secretary, Specialty Care Network, Inc., 44 Union Boulevard, Suite 600, Lakewood, Colorado 80228.

                              STOCKHOLDER PROPOSALS

         As noted above, we currently anticipate that our 2000 Annual Meeting of Stockholders will be held on or about June 15, 1999. Proposals of stockholders intended for inclusion in the proxy statement for our Annual Meeting of Stockholders in 2000 must be received by us at our its principal office in Lakewood, Colorado, no later than January 3, 2000 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting.

                             SOLICITATION OF PROXIES

         We will pay the cost of solicitation of proxies for the annual meeting. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by our directors, officers or regular employees. We have engaged Corporate Investor Communications, Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Corporate Investor Communications, Inc. a fee of $6,000 plus expenses for their services.

                           ANNUAL REPORT ON FORM 10-K

         We will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of the our Annual Report on Form 10-K (including the financial statements and the schedule thereto but excluding exhibits) as filed with the Securities and Exchange Commission for our most recent fiscal year. Such written request should be directed to Delinda Romero at the address of Specialty Care Network appearing on the first page of this proxy statement.

         The above Notice and Proxy Statement are sent by order of the Board of Directors.

                               Patrick M. Jaeckle
                               Executive Vice President - Corporate
                                 Development
                                 and Secretary

Dated:  October __, 1999

PROXY                                                                      PROXY

                          SPECIALTY CARE NETWORK, INC.
                ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 18, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Kerry R. Hicks and Patrick M. Jaeckle, proxy, with full power of substitution, to vote, as designated below and on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote on the election of directors, the proposals on the reverse side hereof and on all other matters which may come before the 1999 Annual Meeting of Stockholders of Specialty Care Network, Inc. or any adjournment thereof.

         The shares represented by this Proxy, duly executed, will be voted. If instructions are given in the spaces below and on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted for the election of the directors named in Proposal 1 below and in favor of Proposal 2 set forth on the reverse side hereof.

1. ELECTION OF DIRECTORS.                 FOR all nominees listed    |_|     WITHHOLD AUTHORITY to vote for   |_|
                                          (except as marked to               all nominees listed below
                                           the contrary)

(Kerry R. Hicks, Patrick M. Jaeckle, Peter H. Cheesbrough, Leslie S. Matthews, M.D. and Mats Wahlstrom.)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT
NOMINEE'S NAME IN THE LIST ABOVE.)

                                                                       (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

2. PROPOSAL TO RATIFY THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO HealthGrades.com, Inc.

          FOR |_|           AGAINST |_|         ABSTAIN |_|

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                     Dated:  ____________________________ , 1999

                                   _______________________________________[SEAL]
                                   Signature

                                   _____________________________________________
                                   Signature if held jointly